VARIABLE ANNUITY AND LIFE INSURANCE DISTRIBUTION AGREEMENT


This Variable Annuity and Life Insurance Distribution Agreement ("Agreement") by and between IDS Life Insurance Company of New York ("IDSLNY"), a New York corporation, and IDS Financial Services, Inc. ("IDS"), a Delaware corporation, with respect to the sale of variable annuity and life insurance contracts in the State of New York, all in consideration of the premises and the mutual agreements herein contained,


WITNESSETH THAT:

1. IDSLNY is licensed in the State of New York by the New York Insurance Department to conduct a life insurance, annuities, and accident and health insurance business. IDS Life of New York has established several separate accounts, ("the Accounts"), for the purpose of providing variable annuity contracts and life insurance policies. IDSLNY was organized under the laws of the State of New York and will secure all necessary approvals from the Superintendent of Insurance to sell its variable annuity contracts in New York.

2. IDS is registered with the National Association of Securities Dealers, Inc. ("NASD") as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act") and is qualified to do business as a foreign corporation in the State of New York. It will seek approval from the New York Superintendent of Insurance to sell variable annuity contracts and life insurance policies as agent for IDSLNY.

3. IDSLNY hereby appoints IDS to solicit and procure, within the State of New York, applications for variable annuity contracts and life insurance policies to be issued by IDS Life of New York through the Accounts. As used herein, the term "variable annuity contract" or "variable life insurance policy" means any annuity contract or life insurance policy under which all or any part of the benefits may be paid on a variable basis.

4. No person affiliated with IDS shall offer or sell IDSLNY variable annuity contracts or life insurance policies unless duly licensed (a) as an "associated person" of IDS pursuant to the 1934 Act, and not subject to a bar or suspension order thereunder and (b) as an insurance agent for IDSLNY under the New York Insurance Law. Such qualification and licensing shall be the sole responsibility of IDS.
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5. Sales compensation of IDS managers and financial planners with respect to each IDSLNY variable annuity contract or life insurance policy sold shall be paid in accordance with compensation schedules published from time to time by IDS. Any compensation payable shall be subject to the terms and conditions contained in the form of agreements between IDS and its managers and financial planners, as amended.

6. It is agreed, with respect to those services which are to be provided to IDSLNY upon an allocated cost basis by IDS, that any such method of allocation or classification of expenses incurred or services rendered shall be in conformance with Regulation 33 of the New York Insurance Department. If at any time either IDSLNY or IDS can reasonably demonstrate that any method of allocation is more equitable in conformance with such Regulation 33, the current method of allocation shall then be subject to renegotiation. In any event, review of all expenses for the year will be made annually, to make all necessary adjustments in the amounts billed hereunder in order to conform them with the amount of such expenses actually incurred.

 7. For the solicitation of applications by IDS through its financial planners, and for the motivational and supervisory services and field training services performed by IDS, IDSLNY will reimburse IDS for the compensation it becomes obligated, by reason of IDSLNY's variable annuity or life insurance business, to pay to its financial planners, supervisors, managers and field trainers, pursuant to written agreements with such persons; provided, however, that such agreements have been approved in advance by IDSLNY and comply in all respects with the insurance laws and regulations of the State of New York: and provided, further, that IDS hereby agrees that any such agreement will be terminated or modified by it upon direction of IDSLNY. IDS agrees to hold IDSLNY harmless from any claim for compensation by any such financial planner or field trainer, or by any manager or supervisor with respect to his services on behalf of IDS as contemplated in this agreement

8. IDSLNY agrees to pay IDS its allocated portion of IDS's cost with respect to variable annuities and life insurance in maintaining and providing so many division sales offices as may reasonably be required, suitably located and appointed; staffing each such office with personnel capable of providing secretarial, filing, and telephone answering services to the sales force; providing communication services, such as telephone, distribution of mail, mailing, maintenance of supplies of forms and sales literature, etc., conducting training schools and sales office training, as needed: supplying the services of the IDS training and development staff in providing technical assistance and training with respect to employer-related marketing efforts; developing and producing audiovisual training aids, and providing technical assistance in the use thereof; providing technical assistance and training with respect to special markets; and, generally, providing complete training service and monitoring of field training activities.
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9. In recognition of the fact that IDS, as a trainer for IDSLNY, incurs certain overhead or "cost of doing business" expenses which are not directly allocable to specific variable annuity or life insurance services provided by it to IDSLNY, IDSLNY agrees to pay IDS a subsistence fee, determined on an equitable and uniform allocation in conformance with Regulation 33 of the New York Insurance Department, but without any provision for profit by IDS. It is agreed that the amount of such fee should be included in all amounts billed to IDSLNY under this agreement, and shall be subject to annual or more frequent review and negotiation by IDSLNY.

10. IDS assumes full responsibility for the supervision of its associated persons in all their activities covered by this agreement.

11. IDSLNY may conduct training programs for IDS sales managers and financial planners at times and places to be agreed upon, for the purpose of familiarizing IDS personnel with the provisions of IDSLNY contracts, desirable sales techniques and administrative procedures

12. IDSLNY will supply IDS with reasonable quantities of current prospectuses as filed with the Securities and Exchange Commission, quarterly reports, and other sales material. In selling IDSLNY contracts, IDS shall use only sales material which has been approved by IDSLNY and filed with the NASD.

13. Purchase applications, IDSLNY prospectus receipts, other IDSLNY forms and payments received by IDS financial planners will be promptly forwarded to the appropriate IDS division office. IDS will conduct a review to determine the suitability of the sale. IDS financial planners shall follow established IDSLNY procedures regarding forms, applications, prospectus receipts, and other such matters of administration. After IDS has conducted its review, it will forward all relevant material, including any of its own completed forms, to IDSLNY's home office. IDSLNY will then make a decision whether to accept or reject the variable annuity or life insurance application.

14. Upon issuance, each variable annuity contract or life insurance policy sold through IDS will be mailed directly from IDS Life of New York to the appropriate IDS Division Office or to the financial planner for personal delivery to the policyholder.

15. Except as otherwise provided in the Agreement, all standard IDSLNY administrative procedures will be followed. IDSLNY will, whenever appropriate, advise IDS of such procedures.

16. This agreement may be terminated at any time by mutual agreement of the parties, or by thirty day notice given by either to the other.


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17. This agreement shall become effective July 1st, 1987, subject to applicable regulatory approvals, and shall supersede all prior agreements between the parties hereto regarding the distribution of variable insurance policies or contracts.

18.    This agreement shall be governed by New York Law.




                     IDS Life Insurance Company of New York




                       BY ________________________________
                                           Vice-President





                          IDS Financial Services, Inc.




                       BY ________________________________
                                         Vice-President